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Exhibit 99.1

Motorola Reports Third-Quarter 2003 Financial Results

  •
  Third-quarter sales of $6.8 billion, up 5 percent vs. the prior-year quarter

  •
  Third-quarter GAAP earnings of $.05 per share vs. earnings of $.05 per share in the prior-year quarter

  •
  Third-quarter earnings, excluding special items, of $.06 per share vs. earnings of $.06 per share in the prior-year quarter

  •
  Third-quarter positive operating cash flow of approximately $1.1 billion

  •
  Ratio of net debt to net debt plus equity improved to 9.1 percent from 21.1 percent in the prior-year quarter1

  •
  Fourth-quarter 2003 guidance:

  —
  Sales: $7.5 to $7.8 billion vs. $7.7 billion in the prior-year quarter

  —
  GAAP earnings per share: $.08 to $.12 per share vs. $.08 per share in the prior-year quarter

  —
  Earnings per share, excluding special items: $.11 to $.15 per share vs. $.13 per share in the prior-year quarter

        SCHAUMBURG, ILL.—October 13, 2003—Motorola, Inc. (NYSE: MOT) today reported sales of $6.8 billion in the third quarter of 2003 and net earnings of $116 million, or $.05 per share, presented in accordance with generally accepted accounting principles (GAAP). This represents an increase in sales of 5 percent from $6.5 billion in the year-ago quarter. Motorola reported net earnings in the year-ago quarter of $111 million, or $.05 per share.

        Excluding special items, Motorola had net earnings in the third quarter of 2003 of $132 million, or $.06 per share, compared with net earnings of $133 million, or $.06 per share, in the year-ago quarter. In the third quarter of 2003, Motorola reported special items resulting in a net charge of $27 million pre-tax, or $16 million after-tax. In the third quarter of 2002, Motorola reported special items resulting in net income of $14 million pre-tax, with a net special-item charge of $22 million after-tax. Details of the special items are presented in a table at the end of this press release.

        Mike Zafirovski, president and chief operating officer, said, "Overall, the third quarter was a strong quarter for Motorola and one that signals some positive momentum in key aspects of our business. We again generated positive operating cash flow, for the 11th quarter in a row, reduced our net debt significantly, and increased sales 5% and orders 25% versus the prior year. Versus the prior year, four of our six major segments had increased sales and three had increased operating earnings, excluding special items. Versus the second quarter of 2003, all six segments had higher sales and five had higher operating earnings, excluding special items. We are now seeing early results from the decisive actions taken in a very difficult telecom and semiconductor global environment over the last three years.

        Zafirovski reviewed the results of Motorola's six major segments for the third quarter of 2003 compared with the third quarter of 2002.

1
A definition of the ratio of net debt to net debt plus equity is provided at the end of this release.

Personal Communications Segment

        Personal Communications Segment (PCS) sales were $2.9 billion, up 8 percent compared with the year-ago quarter, and orders increased 44 percent to $3.7 billion. Handset unit shipments were 20.2 million, up approximately 19 percent compared with the third quarter of 2002.

        The segment reported operating earnings of $147 million, presented on a GAAP basis, compared with operating earnings of $241 million in the year-ago quarter. Excluding special items, the segment reported operating earnings of $165 million, compared with operating earnings of $225 million in the year-ago quarter.

        The increase in sales was driven by strengthened demand for handsets in the Americas. Sales in Asia decreased as competition remains intense in China, where despite a decrease in market share Motorola remained the market-share leader. Orders showed very strong growth in Europe, Asia, and Latin America. In North America, where Motorola retained its position as the market-share leader, orders were up.

        The segment's year-over-year decrease in operating earnings was almost entirely attributable to the Asian market. Increased competition in that market has adversely affected Motorola's market share and caused pressure on average selling prices.

        The following table provides a reconciliation of GAAP operating earnings to operating earnings excluding special items:

	Third Quarter		Nine Months
	2003	2002	2003	2002
	(Dollars in millions)
GAAP operating earnings	$147	$241	$352	$209
Special items income (expense):
Employee severance	(9)	2	2	(52)
Fixed asset impairments	(10)	9	(3)	(128)
Potentially uncollectible finance receivables from Telsim	—	—	—	(125)
Other	1	5	2	11

Operating earnings excluding special items	$165	$225	$351	$503

        Worldwide, the segment has been transitioning its handset portfolio as new products launch with such features as large color displays, integrated cameras, photo-messaging capabilities, push-to-talk (PTT) functionality, video-streaming and quad-band connectivity. These new innovations and experiences are enjoying increasingly broad appeal and driving growth opportunities in key markets.

        During the third quarter, PCS began shipping 17 new handsets—11 featuring color displays and five of those models featuring integrated cameras. Combined with the existing portfolio of such popular handsets as the Motorola T720, V60, V120c, and i95cl, newly launched products and experiences place Motorola in a solidly competitive position going into the holiday sales season.

        PCS launched the following new products during the third quarter, categorized by wireless technology: five handsets designed for the Global System for Mobile Communications (GSM) standard; seven for the Code Division Multiple Access (CDMA) standard; three for the Time Division Multiple Access (TDMA) standard; one for the Universal Mobile Telecommunications Standard (UMTS); and one for iDEN® integrated digitally enhanced networks.

        During the fourth quarter, PCS expects to launch at least 18 new products—15 featuring color displays and eight of those models featuring integrated cameras. Ten of these handsets are designed for the GSM standard; three for the CDMA standard; three for iDEN networks and two for the UMTS standard. On October 10, Motorola began shipping the A835 UMTS handset to Hutchison's "3"

business unit for consumers in Europe and Asia. This is the ninth integrated-camera handset currently available in Motorola's product portfolio.

        In addition to delivering new integrated-camera handsets and innovations that extend and expand the PTT market, PCS announced the Motorola MPx200—the first handset by a major wireless company to offer the Windows Mobile™ operating system. Motorola was joined globally by Microsoft, and by Orange Group in Europe and AT&T Wireless in North America, for the introduction of the new handset.

Semiconductor Products Segment

        Semiconductor Products Segment (SPS) sales were $1.2 billion, down 4 percent compared with the year-ago quarter. Orders increased 8 percent to $1.4 billion. The reduction in sales is primarily attributed to the segment's networking and wireless markets and was due to continued constraint of capital expenditures in the telecom market, as well as to increased competition in the wireless handset market.

        The segment reported an operating loss of $76 million presented on a GAAP basis, compared with operating earnings of $13 million in the year-ago quarter. Excluding special items, the segment reported an operating loss of $55 million, compared with operating earnings of $12 million in the year-ago quarter. The operating loss compared with operating earnings in the year-ago quarter was largely the result of lower sales volume.

        The following table provides a reconciliation of GAAP operating earnings (loss) to operating earnings (loss) excluding special items:

	Third Quarter		Nine Months
	2003	2002	2003	2002
	(Dollars in millions)
GAAP operating earnings (loss)	$(76)	$13	$(322)	$(1,533)
Special items income (expense):
Employee severance	(33)	—	(44)	(18)
Fixed asset impairments	12	1	(21)	(1,139)
Other	—	—	6	(80)

Operating earnings (loss) excluding special items	$(55)	$12	$(263)	$(296)

        SPS announced it will supply chipsets for a wireless accessory for Nintendo Co., Ltd.'s Game Boy® Advance and Game Boy Advance SP mobile games. The high-speed, low-power chipsets will enable up to five players to compete—wirelessly.

        Sony Corp. will use SPS' i.MX applications processor in its new CLIÉ handheld devices and Tapwave, Inc. chose i.MX chips for its new Zodiac™ mobile entertainment console. The segment announced an agreement with Fujitsu Microelectronics Asia Pte. Ltd. to port fingerprint sensing and recognition technology to i.MX devices, and debuted a new member of the i.MX family, the i.MX21 multimedia processor.

        An enhancement to SPS' 2.5G Innovative Convergence™ wireless handset platform was announced, offering global quad-band support and additional multimedia and security features. More than a dozen merchant market customers, in addition to Motorola's Personal Communications Segment, have adopted the platform.

        Siemens VDO Automotive AG will use SPS' mobileGT™ platform and a Motorola PowerPC™-based embedded processor for navigation systems. Other news for automotive and industrial applications included the debut of hybrid controllers that integrate signal processing and embedded flash memory on a single chip and can operate at temperatures from -40 degrees to +125 degrees Celsius.

        In networking, two additions to PowerQUICC™ communication processor families were introduced, providing enhanced security features.

        After the quarter closed, Motorola, Inc. announced its intent to move its semiconductor operations into a separate publicly traded company.

Global Telecom Solutions Segment

        Global Telecom Solutions Segment (GTSS) sales were $1.1 billion, up 2 percent compared with the year-ago quarter, and orders increased 23 percent to $1.1 billion. Orders increased in all regions, particularly in Asia.

        The segment reported operating earnings of $61 million, presented on a GAAP basis, compared with an operating loss of $22 million in the year-ago quarter. Excluding special items, GTSS reported third quarter operating earnings of $55 million, compared with operating earnings of $5 million in the year-ago quarter. The increase in operating earnings was due to higher sales and benefits from prior restructuring actions.

        The following table provides a reconciliation of GAAP operating earnings (loss) to operating earnings (loss) excluding special items:

	Third Quarter		Nine Months
	2003	2002	2003	2002
	(Dollars in millions)
GAAP operating earnings (loss)	$61	$(22)	$109	$(599)
Special items income (expense):
Employee severance	6	(22)	23	(101)
Fixed asset impairments	—	(5)	6	(25)
Exit costs	—	—	3	(59)
Potentially uncollectible finance receivables from Telsim	—	—	—	(401)
In-process research & development	—	—	(32)	—
Other	—	—	—	1

Operating earnings (loss) excluding special items	$55	$5	$109	$(14)

        During the third quarter, China Mobile Communication Corporation (CMCC), the world's largest mobile operator, signed 13 contracts with GTSS that have an estimated total value of $139 million. The agreements with CMCC cover a range of services including GSM/GPRS capacity expansion and the Network Support Program (NSP). NSP is a complete, integrated support package that includes technical support, hardware repair or replacement, training, documentation, customer care managers and network reviews.

        GTSS has signed its first agreement to pilot Motorola's GPRS PTT solution with Fastlink of Jordan. Group and individual PTT calls have been successfully demonstrated at Fastlink's facility in Amman. GTSS has agreements with carriers to launch its PTT solution on both GPRS and CDMA2000 1X networks. The open architecture of Motorola's PTT solution enables operators to use any standards based infrastructure equipment and any mobile terminal equipment modified to accept Motorola's PTT software client.

        As part of a $50M expansion contract with M-Tel of Nigeria, GTSS announced the first commercial deployment of its new GSM circuit core, the Motorola Telephony Server for GSM (MTS-G). This expansion increases M-Tel's capacity to more than 1.3 million subscribers. The MTS-G is part of Motorola's strategy of switching solutions that also includes the introduction earlier this year of the Motorola SoftSwitch for CDMA (MSS-C), further enhancing the portfolio of end-to-end network solutions for operators worldwide.

Commercial, Government and Industrial Solutions Segment

        Commercial, Government and Industrial Solutions Segment (CGISS) sales were $1.0 billion, up 17 percent compared with the year-ago quarter, and orders increased 4 percent to $1.0 billion. The increase in sales and orders in the segment's government markets reflects significant activity in homeland security initiatives.

        The segment reported operating earnings of $146 million, presented on a GAAP basis, compared with operating earnings of $50 million in the year-ago quarter. Excluding special items, the segment reported operating earnings of $152 million, doubling operating earnings of $76 million in the year-ago quarter. The significant improvement in operating earnings reflects higher sales volume, favorable product mix, benefits from prior restructuring actions, and lower restructuring costs.

        The following table provides a reconciliation of GAAP operating earnings to operating earnings excluding special items:

	Third Quarter		Nine Months
	2003	2002	2003	2002
	(Dollars in millions)
GAAP operating earnings	$146	$50	$322	$124
Special items income (expense):
Employee severance	(7)	(25)	(27)	(69)
Exit costs	1	—	3	9
Other	—	(1)	2	(4)

Operating earnings excluding special items	$152	$76	$344	$188

        CGISS continued to expand its global leadership in interoperable two-way radio communications and information solutions for public safety and homeland security.

        The State of Alaska and Motorola announced the completion of the concept demonstration phase of a new statewide public-safety communications system—the nation's first digital wireless system to combine state, federal and local resources into a single, shared, standards-based (Project 25) infrastructure supporting public-safety first responders.

        Additionally, CGISS was awarded Project 25-based contracts from Motor City Electric for a $50 million system that will serve agencies in Detroit, Mich., and connect to Michigan's statewide public-safety communications system; and York and James City Counties, Va., for a system that will enable interoperability between public-safety agencies in the two counties and direct communications with nearby cities.

        CGISS also expanded its leadership in the market for equipment compliant with the TETRA (TErestrial Trunked RAdio) standard. Since first launching TETRA products, Motorola has been awarded more than 90 TETRA contracts in more than 35 countries. The MTH650 TETRA portable radio, which CGISS recently introduced, has been selected by the Surrey Police in the U.K. and seven other public safety forces to date. CGISS is deploying a nationwide integrated identification system for the Republic of Serbia that will include an Automated Fingerprint Identification System (AFIS), facial and photo imaging, and livescan fingerprint and palmprint scanning technologies.

        CGISS also unveiled its Fireground Communications System, a mobile solution that provides on-scene, automated information on firefighters to commanders supervising an incident.

Integrated Electronic Systems Segment

        Integrated Electronic Systems Segment (IESS) sales were $559 million, up 3 percent compared with the year-ago quarter, and orders increased 9 percent to $613 million.

        The segment reported operating earnings of $25 million, presented on a GAAP basis, compared with operating earnings of $28 million in the year-ago quarter. Excluding special items, the segment reported operating earnings of $35 million, compared with operating earnings of $27 million in the year-ago quarter. The improvement in operating earnings, excluding special items, was the result of increased sales and benefits from cost reduction actions.

        The following table provides a reconciliation of GAAP operating earnings to operating earnings excluding special items:

	Third Quarter		Nine Months
	2003	2002	2003	2002
	(Dollars in millions)
GAAP operating earnings	$25	$28	$95	$26
Special items income (expense):
Employee severance	(10)	1	2	(21)
Exit costs	—	—	1	(19)
Fixed asset impairments	—	—	—	(22)
Other	—	—	—	9

Operating earnings excluding special items	$35	$27	$92	$79

        Automotive Communications and Electronic Systems Group (ACES) sales and orders were up compared with the same quarter a year ago. During the quarter, ACES announced significant business awards with a combined value of more than $1 billion in lifetime value over several years. The business awards are for several original equipment manufacturers and commercial equipment manufacturers, as well as Tier 1 automotive suppliers in the area of telematics, chassis, powertrain control and interior controls.

        Energy Systems Group (ESG) sales were down while orders were up. ESG experienced a strong demand for laptop-computer batteries.

        Motorola Computer Group (MCG) sales and orders were up. MCG design activity for third-quarter 2003 totaled 19 design wins at an estimated lifetime value of $117 million.

Broadband Communications Segment

        Broadband Communications Segment (BCS) sales were $421 million, down 19 percent compared with the year-ago quarter, while orders increased 6 percent to $409 million. The decrease in sales is due primarily to the decline in capital spending by cable service providers.

        The segment reported operating earnings of $24 million, presented on a GAAP basis, compared with operating earnings of $66 million in the year-ago quarter. Excluding special items, the segment reported operating earnings of $24 million, compared with operating earnings of $66 million in the year-ago quarter. The decline in operating earnings, excluding special items, is primarily due to the decline in sales.

        The following table provides a reconciliation of GAAP operating earnings (loss) to operating earnings excluding special items:

	Third Quarter		Nine Months
	2003	2002	2003	2002
	(Dollars in millions)
GAAP operating earnings (loss)	$24	$66	$88	$(183)
Special items income (expense):
Employee severance	—	—	6	(23)
Intangible asset impairments	—	—	—	(326)
Exit costs	—	—	(2)	—
Other	—	—	4	2

Operating earnings excluding special items	$24	$66	$80	$164

        During the quarter, BCS began shipping its DCT6208 digital set-top, the cable industry's first fully integrated solution for High Definition TV (HDTV), personal video recording (PVR), and advanced interactive features. Motorola also broadened its set-top portfolio by announcing the DVi700 and DCT700 all-digital set-tops. Aster City in Poland is the first operator in Europe to select the DVi700 for its all-digital upgrade in Warsaw.

        BCS saw an increase in infrastructure deployments during the third quarter as it received a commitment from Cox Communications, one of the leading U.S. cable broadband providers, for its broadband services router (BSR 64000) CMTS/Router platform. BCS also expanded its global infrastructure footprint with CMTS/router commitments from Telenet of Belgium as well as optical transport commitments from Altice of France, GrischaVision in Switzerland and Aster City.

        Finally, BCS entered into an agreement with Iqara, a wholly owned subsidiary of British Gas, plc, to build and initially operate a "Headend-In-The-Sky" platform in India and Singapore, along with supplying digital set-tops and cable modems.

Review and Outlook

        Christopher B. Galvin, chairman and chief executive officer, said, "Not since 1983, 20 years ago, has Motorola had such a strong balance sheet, as measured by net debt to net debt plus equity. This is not by chance. We generated $1.1 billion of positive operating cash flow this quarter. Operating cash flow at this level has only been accomplished approximately five other times in a quarter in the company's 75-year history. It is the result of a new cash-focused culture established across the company over the last three years.

        "More significantly, we grew. Sales increased by 5 percent and orders increased by 25 percent versus a year ago.

        "Today's financial results are but a few of the indicators of positive momentum that are the result of three years of driving change across Motorola in the face of the most difficult period in history for the telecom and semiconductor industries.

        "In our opinion, the combination of Motorola's strongest balance sheet in 20 years, with more than $7 billion in cash and cash equivalents; an expectation of continuing positive cash flows; sales growth returning; an ongoing vigilance to cost control; new product and technologies in the pipeline; a prospective separation of our semiconductor business in a cash-generating transaction; and a hard-charging global Motorola team suggests to us that we are on the path of increasing the credit worthiness of the company in the future.

        "Across the globe, selected industries and geographic regions have their individual challenges, but the overall business environment seems to have stabilized and the tax and low interest rate economic stimulus appears to be enhancing the prospect for slow but emerging growth. Public carrier customers have been generating cash and strengthening their balance sheets while focusing on new initiatives that will provide them future sustaining difference. As a result capital investment by these customers is beginning to return and will continue to do so out of the necessity to find differentiation in their business models.

        "After the quarter close in early October, the company announced that the Board of Directors endorsed management's recommendation that Motorola would focus on communications and electronic systems, retaining the five sectors that serve these global markets, and that our semiconductor activity could prosper as an independent company. Additional information relating to the separation of Motorola's semiconductor activity is being prepared for submission to the Securities and Exchange Commission.

        "The combination of clear business portfolio choices and these stronger third-quarter financial results represent substantive early indication of a reinvigorated Motorola and they show the potential for continued profitable growth momentum.

        "Rest assured that the Board of Director and I agree on our business portfolio choices, although we may not share the same view of our pace, strategy and progress at this stage of the turnaround. During this CEO management transition, this management team is working energetically and collaboratively to assure my successor a formidable platform on which continued growth can be built. Our objective is future growth and generating increased shareholder value for Motorola.

        "Our guidance for the fourth quarter is sales of between $7.5 and $7.8 billion and earnings per share in the range of $.08 to $.12 on a GAAP basis and $.11 to $.15 excluding special items."

Conference Call and Webcast

        Motorola's regular quarterly earnings conference call is scheduled to begin at 4:00 p.m. Central Daylight Time (USA), on Monday, October 13, 2003. Motorola plans to do a live webcast of the conference call over the Internet, featuring both audio and slides. Investors can view the webcast at www.motorola.com/investor.

Consolidated GAAP Results

        Comparison of results from operations is as follows:

	Third Quarter		Nine Months
	2003	2002	2003	2002
	(In millions, except per share amounts)
Net sales	$6,829	$6,532	$19,035	$19,582
Gross margin	2,322	2,320	6,306	6,413
Operating earnings (loss)	263	341	564	(2,260)
Net earnings (loss)	116	111	404	(2,659)
Earnings (loss) per share	0.05	0.05	0.17	(1.17)
Weighted average common shares outstanding	2,358.0	2,308.2	2,338.7	2,274.5

Consolidated Results Excluding Special Items

        Excluding special items, a comparison of results from operations is as follows:

	Third Quarter		Nine Months
	2003	2002	2003	2002
	(In millions, except per share amounts)
Net sales	$6,829	$6,532	$19,035	$19,582
Gross margin	2,321	2,340	6,294	6,481
Operating earnings	302	287	543	300
Net earnings (loss)	132	133	172	(12)
Earnings (loss) per share	0.06	0.06	0.07	(0.01)
Weighted average common shares Outstanding	2,358.0	2,308.2	2,338.7	2,274.5

Special Items Description

        Motorola reported special items as follows:

	Third Quarter		Nine Months
	2003	2002	2003	2002
	(Dollars in millions, bracketed amounts represent income)
Employee severance, net of reversals	$48	$38	$40	$309
Exit costs, net of reversals	(3)	(2)	(23)	86
Fixed asset impairments	(2)	(5)	36	1,350
Investment impairments	19	77	78	1,220
Intangible asset impairments	—	—	—	326
In-process research and development charges	—	—	32	11
Potentially uncollectible finance receivables (Telsim)	—	—	—	526
Iridium	(8)	(60)	(100)	(60)
Gains on sales of investments and businesses, net	(31)	(37)	(338)	(72)
Other	4	(25)	(4)	12

Pre-tax special items	27	(14)	(279)	3,708
Income tax expense (benefit)	(11)	36	47	(1,061)

After-tax special items	$16	$22	$(232)	$2,647

Definition of Net Debt to Net Debt Plus Equity Ratio

        The components of the Net Debt to Net Debt plus Equity ratio are as follows:

  •
  Net Debt = Notes Payable and Current Portion of Long-term Debt plus Long-term Debt minus Cash and Cash Equivalents minus Short-term Investments

  •
  Net Debt plus Equity = Net Debt plus Stockholders' Equity

        The ratio is calculated as Net Debt divided by Net Debt plus Equity. The ratios presented above of 9.1 percent and 21.1 percent as of the third quarter 2003 and 2002, respectively, have been presented on a comparative basis and include the classification of $486 million of Trust Originated Preferred Securities ("TOPrS") in debt. The reclassification of TOPrs into debt reflects the adoption of FAS 150 effective in the third quarter of 2003. For GAAP purposes, FAS 150 does not permit the reclassification of amounts into debt prior to the effective date. As a result, on a GAAP basis, the third quarter of 2002 ratio, which excludes the TOPrS from the ratio, results in a Net Debt to Net Debt plus Equity ratio of 18.3 percent.

Non-GAAP Measurements

        In addition to the GAAP results provided throughout this document, the Company has provided non-GAAP measurements, which present operating results on a basis excluding special items. Details of the special items are presented in the table above. Reconciliations from GAAP results to non-GAAP measurements described in this press release are provided in the financial tables attached to this document. Also, reconciliations from GAAP results to certain additional non-GAAP measurements that may be discussed on the earnings conference call can be found on the Company's website at www.motorola.com/investor.

        Additionally, in this earnings release the Company has provided guidance regarding estimated future financial results on both a GAAP basis and on a basis excluding special items. The Company expects to initiate cost-saving actions related to employee severance and other cost-reduction initiatives that are expected to be recognized in the financial results in the fourth quarter of 2003. These costs, which are expected to be identified as special item charges during the fourth quarter of 2003, are expected to represent approximately $.03 per share.

        The Company has provided these non-GAAP measurements as a measure to help investors better understand its core operating performance, enhance comparisons of the Company's core operating performance from period to period and to allow better comparisons of the Company's operating performance to that of its competitors. Among other things, the Company's management uses the operating results excluding special items to evaluate the performance of its businesses and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, and not in substitution for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Business Risks

        Statements in this press release that are not historical facts are forward-looking statements based on current expectations that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, the statements in "Review and Outlook" and statements about the company's sales and earnings outlook, the company's positioning for the upcoming holiday season, the proposed separation of SPS and the impact of such a separation and the company's future plans with respect to its other businesses, and the expected completion of pending transactions. Motorola wishes to caution the reader that the factors below and those on pages F-33 through F-40 of the appendix to Motorola's Proxy Statement for the 2003 Annual Meeting of Stockholders and in its other SEC filings could cause Motorola's actual results to differ materially from those stated in the forward-looking statements. These factors include: (1) the rate of recovery in the overall economy and the uncertainty of current economic and political conditions; (2) the impact on our business of continuing hostilities in Iraq and increased conflict in other countries; (3) the impact of increased competition in the China handset market; (4) the company's ability to effectively carry out the planned cost-reduction actions and realize the savings expected from those actions; (5) the potential for unanticipated results from cost-reduction activities on the company's performance, including productivity and the retention of key employees; (6) the lack of predictability of future operating results; (7) the general economic outlook for the telecommunications, semiconductor, broadband and automotive industries; (8) the company's continuing ability to access the capital markets on favorable terms; (9) demand for the company's products, including products related to new technologies; (10) risks related to dependence on certain key manufacturing suppliers; (11) the company's ability to increase profitability and market share in its wireless handset business; (12) the company's success in the 2.5G and 3G markets; (13) the impact of ongoing consolidations in the telecommunications and cable industries; (14) the demand for vendor financing and the company's ability to provide that financing in order to remain competitive; (15) the creditworthiness of the company's customers, particularly purchasers of large infrastructure systems; (16) unexpected liabilities or expenses, including unfavorable outcomes to any pending or future litigation, including any relating to the Iridium project; (17) the levels at which design wins become actual orders and sales; (18) risks related to the company's high volume of manufacturing in Asia; (19) the success of increased utilization of semiconductor foundries and contract houses for semiconductor manufacturing; (20) the timely commercial availability of new products; (21) the success of alliances and agreements with other companies to develop new products, technologies and services; (22) the timely completion of pending business transactions; (23) difficulties in integrating the operations of newly-acquired businesses and achieving strategic objectives, cost savings and other benefits; (24) volatility in the market value of securities held by the company; (25) the impact of foreign currency fluctuations; (26) changes regarding the actual or assumed performance of the company's pension plan; (27) the impact of changes in governmental policies, laws or regulations; (28) the company's ability to successfully complete the separation of its semiconductor activities in a timely and cost-effective manner; and (29) the satisfaction of numerous conditions to consummating the semiconductor operations separation transaction, some of which are outside of the company's control.

About Motorola

        Motorola, Inc. (NYSE: MOT) is a global leader in wireless, automotive and broadband communications. Sales in 2002 were $27.3 billion. Motorola is a global corporate citizen dedicated to ethical business practices and pioneering important technologies that make things smarter and life better—honored traditions that began when the company was founded 75 years ago. For more information, please visit: www.motorola.com.

# # #

Media Contact:
Bill Parke
1+847-576-45251
 William.Parke@motorola.com

        MOTOROLA and the stylized M Logo are registered in the U.S. Patent & Trademark Office. All other product or service names are the property of their respective owners.

© Motorola, Inc. 2003

Motorola, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share amounts)

	For the Quarter Ended September 27, 2003
	GAAP Results	Special Items Inc (Exp)	Excluding Special Items
Net sales	$6,829	$—	$6,829
Costs of sales	4,507	1	4,508

Gross margin	2,322	1	2,321

Selling, general and administrative expenses	1,078	—	1,078
Research and development expenditures	941	—	941
Reorganization of businesses	44	(44)	—
Other charges (income)	(4)	4	—

Operating earnings	263	(39)	302

Other income(expense):
Interest expense, net	(84)	—	(84)
Gains on sales of investments and businesses, net	31	31	—
Other	(32)	(19)	(13)

Total other income (expense)	(85)	12	(97)

Earnings (loss) before income taxes	178	(27)	205
Income tax expense	62	11	73

Net earnings (loss)	$116	$(16)	$132

Earnings per common share
Basic	$0.05		$0.06
Diluted	$0.05		$0.06
Weighted average common shares outstanding
Basic	2,322.8		2,322.8
Diluted	2,358.0		2,358.0
Dividends paid per share	$0.04		$0.04
	For the Quarter Ended September 28, 2002
	GAAP Results	Special Items Inc (Exp)	Excluding Special Items
Net sales	$6,532	$—	$6,532
Costs of sales	4,212	(20)	4,192

Gross margin	2,320	(20)	2,340

Selling, general and administrative expenses	1,105	—	1,105
Research and development expenditures	948	—	948
Reorganization of businesses	11	(11)	—
Other charges	(85)	85	—

Operating earnings	341	54	287

Other income (expense):
Interest expense, net	(92)	—	(92)
Gains on sales of investments and businesses, net	37	37	—
Other	(71)	(77)	6

Total other income (expense)	(126)	(40)	(86)

Earnings before income taxes	215	14	201
Income tax expense (benefit)	104	(36)	68

Net earnings (loss)	$111	$(22)	$133

Earnings per common share
Basic	$0.05		$0.06
Diluted	$0.05		$0.06
Weighted average common shares outstanding
Basic	2,295.8		2,295.8
Diluted	2,308.2		2,308.2
Dividends paid per share	$0.04		$0.04

Motorola, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share amounts)

	For the Nine Months Ended September 27, 2003
	GAAP Results	Special Items Inc (Exp)	Excluding Special Items
Net sales	$19,035	$—	$19,035
Costs of sales	12,729	12	12,741

Gross margin	6,306	12	6,294

Selling, general and administrative expenses	2,912	—	2,912
Research and development expenditures	2,839	—	2,839
Reorganization of businesses	65	(65)	—
Other charges	(74)	74	—

Operating earnings	564	21	543

Other income (expense):
Interest expense, net	(236)	—	(236)
Gains on sales of investments and businesses, net	338	338	—
Other	(119)	(80)	(39)

Total other income (expense)	(17)	258	(275)

Earnings before income taxes	547	279	268
Income tax expense (benefit)	143	(47)	96

Net earnings	$404	$232	$172

Earnings per common share
Basic	$0.17		$0.07
Diluted	$0.17		$0.07
Weighted average common shares outstanding
Basic	2,318.2		2,318.2
Diluted	2,338.7		2,338.7
Dividends paid per share	$0.12		$0.12
	For the Nine Months Ended September 28, 2002
	GAAP Results	Special Items Inc (Exp)	Excluding Special Items
Net sales	$19,582	$—	$19,582
Costs of sales	13,169	(68)	13,101

Gross margin	6,413	(68)	6,481

Selling, general and administrative expenses	3,390	12	3,402
Research and development expenditures	2,779	—	2,779
Reorganization of businesses	1,677	(1,677)	—
Other charges	827	(827)	—

Operating earnings (loss)	(2,260)	(2,560)	300

Other income (expense):
Interest expense, net	(300)	—	(300)
Gains on sales of investments and businesses, net	72	72	—
Other	(1,238)	(1,220)	(18)

Total other income (expense)	(1,466)	(1,148)	(318)

Loss before income taxes	(3,726)	(3,708)	(18)
Income tax expense (benefit)	(1,067)	1,061	(6)

Net loss	$(2,659)	$(2,647)	$(12)

Loss per common share
Basic	$(1.17)		$(0.01)
Diluted	$(1.17)		$(0.01)
Weighted average common shares outstanding
Basic	2,274.5		2,274.5
Diluted	2,274.5		2,274.5
Dividends paid per share	$0.12		$0.12

Motorola, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	September 27, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$7,088	$6,507
Short-term investments	75	59
Accounts receivable, net	3,852	4,437
Inventories, net	2,659	2,869
Deferred income taxes	1,765	2,358
Other current assets	938	904

Total current assets	16,377	17,134

Property, plant and equipment, net	5,336	6,104
Investments	2,615	2,053
Deferred income taxes	3,649	3,112
Other assets	2,494	2,749

Total assets	$30,471	$31,152

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable and current portion of long-term debt	$1,191	$1,629
Accounts payable	2,505	2,268
Accrued liabilities	5,121	5,913

Total current liabilities	8,817	9,810

Long-term debt*	7,167	7,189
Other liabilities	2,536	2,429
Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely company-guaranteed debentures ("TOPrS")	—	485
Stockholders' equity	11,951	11,239

Total liabilities and stockholders' equity	$30,471	$31,152

*
The September 27, 2003 amount includes $486 million of TOPrS

Motorola, Inc. and Subsidiaries
Segment Information
(In millions)

        Summarized below are the Company's net sales by reportable segment for the quarters and nine months ended September 27, 2003 and September 28, 2002.

	Segment Net Sales
	GAAP Results
	Third Quarter 2003	Third Quarter 2002	% Change from 2002
Personal Communications Segment	$2,924	$2,715	8%
Semiconductor Products Segment	1,225	1,275	-4%
Global Telecom Solutions Segment	1,054	1,029	2%
Commercial, Govt, and Industrial Solutions Segment	1,035	884	17%
Integrated Electronic Systems Segment	559	544	3%
Broadband Communications Segment	421	519	-19%
Other Products Segment	108	120	-10%
Adjustments & Eliminations	(497)	(554)	-10%

Segment Totals	$6,829	$6,532	5%

	Segment Net Sales
	GAAP Results
	Nine Months 2003	Nine Months 2002	% Change from 2002
Personal Communications Segment	$7,702	$7,805	-1%
Semiconductor Products Segment	3,491	3,658	-5%
Global Telecom Solutions Segment	3,052	3,376	-10%
Commercial, Govt, and Industrial Solutions Segment	2,894	2,575	12%
Integrated Electronic Systems Segment	1,596	1,619	-1%
Broadband Communications Segment	1,235	1,598	-23%
Other Products Segment	302	356	-15%
Adjustments & Eliminations	(1,237)	(1,405)	-12%

Segment Totals	$19,035	$19,582	-3%

Motorola, Inc. and Subsidiaries
Segment Information
(In millions)

        Summarized below are the Company's operating earnings (loss) by reportable segment for the quarters ended September 27, 2003 and September 28, 2002.

	For the Quarter Ended September 27, 2003
	Segment Operating Earnings (Loss)
	GAAP Results	Special Items Inc (Exp)	Excluding Special Items	% Sales
Personal Communications Segment	$147	$(18)	$165	6%
Semiconductor Products Segment	(76)	(21)	(55)	-4%
Global Telecom Solutions Segment	61	6	55	5%
Commercial, Govt, and Industrial Solutions Segment	146	(6)	152	15%
Integrated Electronic Systems Segment	25	(10)	35	6%
Broadband Communications Segment	24	—	24	6%
Other Products Segment	(42)	—	(42)	-39%
Adjustments & Eliminations	(2)	—	(2)	0%

Segment Totals	283	(49)	332	5%
General Corporate	(20)	10	(30)

Operating Earnings	$263	$(39)	$302	4%

	For the Quarter Ended September 28, 2002
	Segment Operating Earnings (Loss)
	GAAP Results	Special Items Inc (Exp)	Excluding Special Items	% Sales
Personal Communications Segment	$241	$16	$225	8%
Semiconductor Products Segment	13	1	12	1%
Global Telecom Solutions Segment	(22)	(27)	5	0%
Commercial, Govt, and Industrial Solutions Segment	50	(26)	76	9%
Integrated Electronic Systems Segment	28	1	27	5%
Broadband Communications Segment	66	—	66	13%
Other Products Segment	(83)	1	(84)	-70%
Adjustments & Eliminations	14	—	14	-3%

Segment Totals	307	(34)	341	5%
General Corporate	34	88	(54)

Operating Earnings (Loss)	$341	$54	$287	4%

Motorola, Inc. and Subsidiaries
Segment Information
(In millions)

        Summarized below are the Company's operating earnings (loss) by reportable segment for the nine months ended September 27, 2003 and September 28, 2002.

	For the Nine Months Ended September 27, 2003
	Segment Operating Earnings (Loss)
	GAAP Results	Special Items Inc (Exp)	Excluding Special Items	% Sales
Personal Communications Segment	$352	$1	$351	5%
Semiconductor Products Segment	(322)	(59)	(263)	-8%
Global Telecom Solutions Segment	109	—	109	4%
Commercial, Govt, and Industrial Solutions Segment	322	(22)	344	12%
Integrated Electronic Systems Segment	95	3	92	6%
Broadband Communications Segment	88	8	80	6%
Other Products Segment	(104)	(4)	(100)	-33%
Adjustments & Eliminations	(10)	—	(10)	1%

Segment Totals	530	(73)	603	3%
General Corporate	34	94	(60)

Operating Earnings	$564	$21	$543	3%

	For the Nine Months Ended September 28, 2002
	Segment Operating Earnings (Loss)
	GAAP Results	Special Items Inc (Exp)	Excluding Special Items	% Sales
Personal Communications Segment	$209	$(294)	$503	6%
Semiconductor Products Segment	(1,533)	(1,237)	(296)	-8%
Global Telecom Solutions Segment	(599)	(585)	(14)	0%
Commercial, Govt, and Industrial Solutions Segment	124	(64)	188	7%
Integrated Electronic Systems Segment	26	(53)	79	5%
Broadband Communications Segment	(183)	(347)	164	10%
Other Products Segment	(241)	(11)	(230)	-65%
Adjustments & Eliminations	12	—	12	-1%

Segment Totals	(2,185)	(2,591)	406	2%
General Corporate	(75)	31	(106)

Operating Earnings (Loss)	$(2,260)	$(2,560)	$300	2%

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  Exhibit 99.1
Motorola Reports Third-Quarter 2003 Financial Results